UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549

                                      FORM 8-K

                                    CURRENT REPORT
      Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) October 4, 2000
                                                (September 19, 2000)

                            Alternate Marketing Networks, Inc.

                 (Exact name of registration as specified in its charter)

Michigan                           0-26624                  38-2841197

(State or other jurisdiction  (Commission File Number)      (IRS Employer
 of incorporation)                                           Identification No.)

                    One Ionia, S.W., Suite 300, Grand Rapids, MI 49503

                         (Address of principal executive offices)

Registrant's telephone number, including area code   616-235-0698

                                   Not applicable

           (Former name or former address, if changed since last report)


Item 1.  Not Applicable

Item 2.  Disposition of Assets.

         1. On September 19, 2000, Alternate Marketing Networks, Inc., sold certain assets, subject to the assumption of certain liabilities, of its offline sampling business to Valassis Private Delivery, Inc., a wholly-owned
subsidiary of Valassis Communications, Inc.   Neither the Company, its
affiliates nor its directors and officers had any material relationship with the Purchaser prior to this transaction, except as a customer in the ordinary course of business.

         2. Assets sold consisted of Purchased Contracts; furniture, fixtures and equipment; intellectual property rights; and operations. Liabilities consisted of certain capital and operating leases, liabilities pertaining to Purchased Contracts, and certain employment agreements. Purchaser assumed all liabilities arising from and after the closing date.

         3. Amount of consideration was $4,000,000 in cash paid at the closing.

Item 3.  Not Applicable.

Item 4.  Not Applicable.

Item 5.  Not Applicable.

Item 6.  Not Applicable.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         b.  Pro Forma Financial Information.

             1. Alternate Marketing Networks, Inc. and Subsidiaries Pro Forma Condensed Consolidated Balance Sheet (Unaudited) as of June 30, 2000.

             2. Alternate Marketing Networks, Inc. and Subsidiaries Pro Forma Condensed Consolidated Statement of Income (Unaudited) for the year ended December 31, 1999.

             3. Alternate Marketing Networks, Inc. and Subsidiaries Pro Forma Condensed Consolidated Statement of Income (Unaudited) for the six months ended June 30, 2000.

             4. Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited).

         c.  Exhibits

             1.    Press Release

             2. Asset Purchase Agreement (schedules omitted will be provided to the Commission upon request).

             3.    Noncompetition and Nonsolicitation Agreement

Item 8.  Not Applicable

                                        SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ALTERNATE MARKETING NETWORKS, INC.


Date:     October 4, 2000               By /s/Sandra J. Smith
                                              Sandra J. Smith
                                              Chief Financial Officer


ALTERNATE MARKETING NETWORKS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following unaudited pro forma consolidated financial statements give effect to the sale by Alternate Marketing Networks, Inc. (the "Company") of its offline sampling business. Pro forma adjustments related to the pro forma consolidated balance sheet as of June 30, 2000 have been determined assuming the sale was consummated on June 30, 2000. The pro forma consolidated statements of income for the year ended December 31, 1999 and six months ended June 30, 2000 assumes the sale of the Company's offline sampling business had occurred on January 1, 1999. The pro forma consolidated statement of income is not necessarily indicative of operating results that would have been achieved had the combination been consummated as of the beginning of the period presented and should not be construed as representative of future operations. These pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Alternate Marketing Networks, Inc. and Subsidiaries, which are included in the Company's Annual Report on Form 10-KSB.


                Alternate Marketing Networks, Inc and Subsidiaries
            Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
                                   June 30, 2000

                                Alternate         Pro Forma      Pro Forma
                            Marketing Networks   Adjustments    Consolidated

Assets
Current Assets:
   Cash and cash equivalents   $   81,440        $ 3,975,000 (a)  $4,056,440
   Accounts receivable          3,308,074                          3,308,074
   Prepaid expenses               300,955         (  113,564)(c)     187,391
                               __________         __________      __________
Total current assets            3,690,469          3,861,436       7,551,905

Notes receivable                   13,883                             13,883
Property and equipment, net       262,298         (  140,978)(b)     121,320
Computer software, net            213,129         (  147,433)(b)      65,696
Intangible assets, net          2,229,295                          2,229,295
                               __________         __________      __________
Total Assets                  $ 6,409,074        $ 3,573,025      $9,982,099
                               ==========         ==========      ==========
Liabilities and Shareholders' Equity
Current Liability
   Accounts payable          $    705,261        $   118,252 (c)  $  823,513
   Accrued liabilities            179,151                            179,151
   Capitalized lease obligation     5,511         (    5,511)(b)
   Deferred revenue               181,816         (  181,816)(c)
                               __________         __________       _________
Total current liabilities       1,071,739         (   69,075)      1,002,664

Shareholders Equity
   Common stock                11,814,517                         11,814,517
   Accumulated losses
   (through 9/30/93)           (1,291,039)                        (1,291,039)
                               __________         __________       _________
Total Common Stock             10,523,478                         10,523,478
   Accumulated losses
   (since 10/1/93)             (5,186,143)         3,642,100(d)   (1,544,043)
                               __________         __________       _________
Total Shareholders Equity       5,337,335          3,642,100       8,979,435
                               __________         __________       _________
Total Liabilities and         $ 6,409,074        $ 3,573,025      $9,982,099
 Shareholders Equity           ==========         ==========       =========


                Alternate Marketing Networks, Inc and Subsidiaries
         Pro Forma Condensed Consolidated Statement of Income (Unaudited)
                      For the six months ended June 30, 2000

                        Alternate          Pro Forma           Pro Forma
                    Marketing Networks     Adjustments        Consolidated

Net sales               $10,770,515       ($2,603,627)(e)      $ 8,166,888
Cost of sales             8,032,429       ( 1,825,075)(e)        6,207,354
                         __________        __________           __________
Gross profit              2,738,086       (   778,552)           1,959,534

Selling, general and
 administrative expenses  3,167,610       ( 1,447,087)(e)        1,720,523
                         __________        __________           __________
Income (loss) from     (    429,524)          668,535              239,011
 operations

Other income, net            21,111                                 21,111
                         __________        __________           __________
Income (loss) before income
   taxes               (    408,413)          668,535              260,122
Income tax expense (Note 4)  22,733             7,956               30,689
                         __________        __________           __________
Net income (loss)      ($   431,146)       $  660,579           $  229,433
                         ==========        ==========           ==========
Basic earnings per     ($      0.10)                            $     0.06
   share                 ==========                             ==========
Diluted earnings per   ($      0.10)                            $     0.05
   share                 ==========                             ==========
Basic weighted average
 shares outstanding       4,155,344                              4,155,344
                         ==========                             ==========
Diluted weighted average
 shares outstanding       4,210,625                              4,210,625
                         ==========                             ==========

               Alternate Marketing Networks, Inc and Subsidiaries
         Pro Forma Condensed Consolidated Statement of Income (Unaudited)
                        For the year ended December 31, 1999

                          Alternate          Pro Forma          Pro Forma
                     Marketing Networks     Adjustments        Consolidated

Net sales                $28,576,334       ($13,057,391)(e)     $15,518,943
Cost of sales             21,707,261       (  9,392,893)(e)      12,314,368
                          __________         __________          __________
Gross profit               6,869,073       (  3,664,498)          3,204,575

Selling, general and
 administrative expenses   5,860,692       (  2,771,414)(e)       3,089,278
                          __________         __________          __________

Income from operations     1,008,381       (    893,084)            115,297

Other income, net             40,794                                 40,794
                          __________         __________          __________
Income before income taxes 1,049,175       (    893,084)            156,091

Income tax expense (Note 4)    1,404             53,071              54,475
                          __________         __________          __________
Net income               $ 1,047,771       ($   946,155)         $  101,616
                          ==========         ==========          ==========
Basic earnings per share $      0.27                             $     0.03
                          ==========                             ==========
Diluted earnings per     $      0.27                             $     0.03
   share                  ==========                             ==========
Basic weighted average
   shares outstanding      3,910,162                              3,910,162
                          ==========                             ==========
Diluted weighted average
   shares outstanding      3,934,586                              3,934,586
                          ==========                             ==========


ALTERNATE MARKETING NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1.  General

The pro forma consolidated balance sheet reflects the sale by Alternate Marketing Networks, Inc. (the "Company") on September 19, 2000 of certain assets and operations of its offline sampling operations for $4,000,000.
The Company also entered into a nonsolicitation and noncompetition agreement for $50,000 to be received over four years.

2.  Computation of Earnings Per Share

Basic income per share is determined by dividing the net income by the weighted average number of shares of common stock outstanding. Diluted income per share is determined by dividing the net income by the weighted average number of shares of common stock outstanding while giving effect to all dilutive potential common shares.

3.  Pro Forma Combined Financial Data Compared to Historical Data

The accompanying pro forma condensed consolidated balance sheet has been prepared by applying certain pro forma adjustments to historical financial information, assuming the sale occurred on June 30, 2000. The pro forma condensed consolidated statements of income for the year ended December 31, 1999 and the six months ended June 30, 2000 have been prepared based upon certain pro forma adjustments to historical financial information, assuming the sale occurred on January 1, 1999.

Pro forma adjustments reflect the operating results of the Company's offline sampling operations previously operated and conveyed to the Purchaser as a readily identifiable, discrete business. Pro forma adjustments serve to identify offline sampling sales, related costs of sales and selling, general and administrative expenses, including employee compensation, depreciation, amortization and other expenses specific to the offline sampling business. Further, pro forma adjustments for selling, general and administrative expenses do not include any allocation of fixed charges.

The pro forma data is not necessarily indicative of the operating results or financial position that would have occurred had the transaction described above been consummated at the date indicated, nor necessarily indicative of the future operating results or financial position.


ALTERNATE MARKETING NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
  Continued,

3.  Pro Forma Combined Financial Data Compared to Historical Data, continued

The pro forma adjustments give effect to the sale as follows:

(a) Increase in cash of $3,975,000, net of closing expenses, to reflect the purchase price of $4,000,000 received at closing.

(b)  Decrease in assets and liabilities sold as part of the transaction.

(c) Net prepaid expenses and deferred revenue of $68,252 pertaining to operations after the closing date, payable to Purchaser. Also includes $50,000 payable in additional closing costs.

(d)  Gain on the sale of the offline sampling business.

(e) Reflects the effect on operations of the offline sampling business, including amounts applicable to depreciation and amortization of assets sold.

4.  Income Taxes

The difference between the statutory tax rate and the effective tax rate of the pro forma combined statement of income is due to the utilization of net operating loss carryforwards which had previously been fully reserved based on management's assessment of the realizability of deferred tax assets in future periods. While the gain on the sale of the Company's off line sampling business and related tax effect is not included in these pro forma statements of income, the utilization of net operating losses by the gain on the sale of the offline sampling business is assumed to have an impact on income tax expense in subsequent periods.

FOR IMMEDIATE RELEASE

CONTACT: Phil Miller, Chairman and CEO
(616) 235-0698 ext. 131 (pmiller@altmarknet.com) or
Jeff Lambert, Mary Ann Sabo (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

     Alternate Marketing Networks Sells Offline Sampling Business to Valassis

GRAND RAPIDS, Michigan, September 19, 2000   Alternate Marketing Networks, Inc.
(NASDAQ: ALTM) announced today that it has sold its offline sampling business to Valassis Communications, Inc. (NYSE: VCI).

The Grand Rapids, Mich.-based marketing services company said the deal includes its in-home sampling programs that provide door-to-door delivery of targeted consumer goods, as well as proprietary delivery products such as its Media Optimizer national database. The Company will retain its recently developed online sampling site. Terms of the deal were not disclosed.

"We are pleased that we have been able to find such a good fit for our sampling programs in Valassis," said Phillip Miller, chairman and chief executive officer of Alternate Marketing Networks. "Valassis is the nation's leader in newspaper sampling, and our door-to-door operation will be a great complement to their current initiatives.

"This decision will allow Alternate Marketing Networks to focus attention and resources on our new online products and services, as well as on our newspaper advertising network."

Alternate Marketing Networks operates its in-home sampling programs from offices in Grand Rapids, Mich. and Norwalk, Conn. that handle the sales, marketing and distribution for its door-to-door delivery services, which includes the branded La Canasta ethnic in-home sampling program.

Valassis Communications is a leading marketing services company that offers consumer package goods companies and franchise retailers a variety of products and services, including: Sunday newspaper coupons, targeted specialty promotions, newspaper-delivered product samples and online promotions. Valassis, which reported revenues of $795 million in 1999, allows advertisers to reach more than 50 million households through its stable of targeted marketing services.

"We look forward to adding the strengths of door-to-door delivery to our current in-home sampling program," said Alan Schultz, chairman, president and CEO of Valassis. "We have been impressed with the scope of its offerings and its client base, and feel the in-home sampling division of Alternate Marketing Networks will be able to immediately contribute to meeting our clients' needs."

Alternate Marketing Networks said it expects the gain from the sale of its in-home sampling business would allow it to utilize a significant amount of its accumulated tax-loss carryforwards.

Alternate Marketing Networks / page 2 of 2

"We believe this divestiture, which was unanimously approved by our board of directors, will allow us a better opportunity to provide increased returns to our shareholders," Miller said.

About Valassis Communications:
Valassis connects people to brands by offering a wide range of specialty media programs to manufacturers, retailers, and Internet/e-commerce companies. From mass to one-to-one communications, Valassis leads the alternative media industry in comprehensive marketing solutions, including newspaper-delivered co-op and specialty inserts, advertising, product sampling, direct mail, on-line promotions, loyalty marketing programs, and consulting services. Established in 1970, Valassis is headquartered in Livonia, Michigan, with printing and manufacturing facilities in Michigan, North Carolina, Kansas, and Mexico. Valassis affiliates and subsidiaries include Independent Delivery Service, Save.com, Coupons.com, Valassis Relationship Marketing Systems (VRMS), PreVision Marketing, and Valassis of Canada. For additional information, visit the company website at www.valassis.com.

About Alternate Marketing Networks:
Alternate Marketing Networks (www.altmarknet.com) is a single-source provider of marketing services, offering a broad range of offline and online products and services. Building on its entrepreneurial heritage, the Company has developed and launched several online initiatives that provide complementary products to its offline marketing programs. Alternate Marketing Networks delivers comprehensive services in three primary areas: Online marketing products; offline advertising and marketing; and directory marketing. The Company serves the newspaper, consumer package goods, telecommunications, automotive, tourism and e-commerce industries.

Some of the statements included in this news release are not historical facts but are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by that statute. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Some of these risks and uncertainties are discussed in Alternate Marketing Networks' filings with the Securities Exchange Commission, which are publicly available. Readers are cautioned not to place undue reliance on the forward-looking statements. Alternate Marketing Networks does not undertake to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    # # #


                          ASSET PURCHASE AGREEMENT
                          DATED September 19, 2000

                                by and among

                       ALTERNATE MARKETING NETWORKS, INC.

                                    and

                         VALASSIS PRIVATE DELIVERY, INC.


                               TABLE OF CONTENTS

ARTICLE 1:  PURCHASE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . 1
1.1  Agreement to Purchase and Sell Assets . . . . . . . . . . . . . . . . . . 1
1.2  Procedures for Assets not Transferable. . . . . . . . . . . . . . . . . . 3
1.3  Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE 2:PURCHASE PRICE AND PRORATION OF EXPENSES AND REVENUES  . . . . . . . 3
2.1  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
2.2  Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . .3
2.3  Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . .4
2.4  Proration of Expenses and Revenues  . . . . . . . . . . . . . . . . . . . 4
2.5  Non-Competition and Non-Solicitation Agreement . . . . . . . . . . . . . .5
2.6  Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE 3:  ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . . . . .5
3.1  Limitation on Assumption of Liabilities  . . . . . . . . . . . . . . . . .5
3.2  Assumption of Certain Liabilities  . . . . . . . . . . . . . . . . . . . .5

ARTICLE 4:  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . 6
4.1  Due Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
4.2  Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
4.3  No Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
4.4  Clear Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
4.5  Condition and Sufficiency of Assets. . . . . . . . . . . . . . . . . . . .7
4.6  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
4.7  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
4.8  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
4.9  Absence of Certain Developments . . . . . . . . . . . . . . . . . . . . . 8
4.10 Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . .8
4.11 Compliance with Laws; Taxes. . . . . . . . . . . . . . . . . . . . . . . .9
4.12 Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
4.13 Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
4.14 Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.15 Employees and Sales Agents . . . . . . . . . . . . . . . . . . . . . . . 10
4.16 Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
4.17 Material Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . .11
4.18 Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
4.19 Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
4.20 Customer and Supplier Relationships. . . . . . . . . . . . . . . . . . . 11

ARTICLE 5:  REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . .12
5.1  Due Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
5.2  Due Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
5.3  No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
5.4  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
5.5  Material Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE 6:  PERFORMANCE BY SELLER PENDING CLOSING . . . . . . . . . . . . . . 13
6.1  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . .13
6.2  Business As Usual  . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
6.3  Pay Increases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
6.4  Certain Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . .14
6.5  Preservation of Business  . . . . . . . . . . . . . . . . . . . . . . . .14
6.6  Payment and Performance of Obligations  . . . . . . . . . . . . . . . . .14
6.7  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
6.8  COBRA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 7:  MUTUAL COVENANTS AND CONDITIONS PRECEDENT TO
                   OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . .15

ARTICLE 8:  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS . . . . . . . . . 15
8.1  Accuracy of Representations and Warranties . . . . . . . . . . . . . . . 15
8.2  Compliance with Covenants and Agreements . . . . . . . . . . . . . . . . 15
8.3  Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . 15
8.4  Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . .15
8.5  Closing Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE 9:  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS . . . . . . . . . . .16
9.1  Accuracy of Representations and Warranties . . . . . . . . . . . . . . . 16
9.2  Compliance with Covenants and Agreements . . . . . . . . . . . . . . . . 16
9.3  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
9.4  Closing Deliveries by Purchaser . . . . . . . . . . . . . . . . . . . . .16

ARTICLE 10:  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .16
10.1 Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . .16
10.2 Indemnification by Purchaser . . . . . . . . . . . . . . . . . . . . . . 17
10.3 Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE 11:  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
11.1 Date of Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
11.2 Documents to be Delivered by Seller . . . . . . . . . . . . . . . . . . .20
11.3 Documents to be Delivered by Purchaser . . . . . . . . . . . . . . . . . 21

ARTICLE 12:  PERFORMANCE FOLLOWING THE DATE OF CLOSING . . . . . . . . . . . .22
12.1 Further Acts and Assurances . . . . . . . . . . . . . . . . . . . . . . .22
12.2 FSI Discount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
12.3 Adminstration of Accounts . . . . . . . . . . . . . . . . . . . . . . . .22
12.4 Use of Purchased Intellectual Property . . . . . . . . . . . . . . . . . 23
12.5 itrackdirectories . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
12.6 Certain Purchased Contracts and Arrangements . . . . . . . . . . . . . . 23

ARTICLE 14:  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .23
13.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
13.2 Return of Documents and Nondisclosure . . . . . . . . . . . . . . . . . .24

ARTICLE 14:  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .24

ARTICLE 15:  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .28
15.1 Survival of Representations and Warranties . . . . . . . . . . . . . . . 28
15.2 Preservation of and Access to Records . . . . . . . . . . . . . . . . . .29
15.3 Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
15.4 Disclaimer of Warranties . . . . . . . . . . . . . . . . . . . . . . . . 29
15.4 Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . 29
15.5 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
15.6 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
15.7 Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . .30
15.8 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
15.9 Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . 30
15.10Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
15.11Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
15.12Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
15.13Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
15.14Number and Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
15.15Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
15.16Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .31
15.17Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
15.18Forum and Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . 32
15.19Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32


                          ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 19th day of September, 2000, by and among Valassis Private Delivery, Inc., a Delaware corporation (the "Purchaser") and Alternate Marketing Networks, Inc., a Michigan corporation (the "Seller").

                                  RECITALS

     A. Seller is engaged in the business of providing consumer product sampling services throughout the United States utilizing direct-to-door and newspaper delivery of samples, and targeting, packaging, tracking and other services in connection with such delivery (collectively, the "Business"), as well as other businesses. The term "Business" does not include online sampling or sampling in connection with and incidental to Seller's other businesses (for example, the Telephone Directory Distribution Business).

     B. Seller desires to sell and assign and Purchaser desires to purchase and assume substantially all of the assets and rights and certain of the Liabilities (as hereinafter defined) used by Seller or useful in the operations of the Business on the terms and conditions set forth in this Agreement.

     C.  Capitalized terms that are not defined in context are defined in
Article 14 of this Agreement.

                                 AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                        ARTICLE 1:  PURCHASE OF ASSETS

     1.1 Agreement to Purchase and Sell Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser agrees to purchase from Seller and Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, all of Seller's right, title and interest in and to all of the assets, properties, rights, Contracts, operations and business of Seller that relate to, arise from or are used or useful in connection with the operation of the Business other than the Excluded Assets (collectively the "Assets"), including the following:

          a. All of Seller's right, title and interest in and to the Intellectual Property used in the operation of the Business, including those items described on Schedule 1.1(a) hereto (the "Purchased Intellectual Property");

          b.  Seller's proprietary delivery systems network, as described on
Schedule 1.1(b);

          c. All of Seller's right, title and interest in and to the name and marketing program known as "La Canasta";

          d. All of Seller's business records relating to the Business, including customer lists, lists of suppliers, correspondence, files, research data, advertising data and other records and information necessary or desirable for Purchaser to carry on the Business in the ordinary course after the Date of Closing;

          e. All of Seller's rights and benefits in and to the Contracts that relate to, arise from or are used or useful in connection with the operation of the Business, and any amendments thereto, including all newspaper and private delivery sampling contracts, and all other contracts relating to non-sampling private delivery programs (but specifically excluding telephone directory delivery contracts) as described in Schedule 1.1(e) hereto (the "Purchased Contracts");

          f. All pre-payments received by Seller for services rendered by Seller in connection with the Business pursuant to a Purchased Contract or an arrangement in which 50% or less of the aggregate number of samples to be delivered under such arrangement have been delivered by Seller as of the Date of Closing, including those described in Schedule 1.1(e) hereto;

          g. All pre-payments received by Seller for services to be rendered by Purchaser after the Closing;

          h. All of Seller's supply of brochures, displays, models and other marketing materials on hand as of the Date of Closing, as well as the camera ready art, negatives, proofs and other reproduction materials for the same relating to the Business;

          i. All saleable goodwill as a going concern and other intangible personal property of Seller that comprise a part of the Business;

          j. All of Seller's furniture, personal property, office equipment, computer hardware, tools and other tangible personal property owned or leased by Seller in connection with the business, including that which is described in
Schedule 1.1(j) hereto, together with any assignable manufacturer, vendor or installer warranties thereon; but excluding such property located at the Connecticut premises described in Section 1(k) below other than the laptops of Ruth Ann Carroll and Scott Bierfeldt;

          k. All of Seller's right, title and interest in and to any and all real property leased by Seller that relates to, arises from or is used or useful in connection with the operation of the Business other than the Seller's Connecticut premises located at 301 Merritt 7, Norwalk, Connecticut 06851, including the real property leased by Seller pursuant to the lease described on
Schedule 1.1(k) hereto, together with the improvements, fixtures, hereditaments and appurtenances thereto (the "Leased Premises"); and

          l. All accretions and additions to the Assets that occur prior to the Date of Closing.

     1.2 Procedures for Assets not Transferable. Other than the Purchased Intellectual Property which the Seller represents and warrants in Section 4.10 is fully assignable or transferable, if any property or rights included in the other Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of one or more third Persons, Seller shall use its best efforts to obtain such consents prior to the Date of Closing. If any such consent cannot be obtained prior to the Date of Closing, and the Closing occurs, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Purchaser shall not assume Seller's obligations with respect thereto, but Seller shall use its best efforts to obtain such consent as soon as possible after the Date of Closing or otherwise obtain for Purchaser the practical benefit of such property or rights.

     1.3 Excluded Assets. The following assets and properties shall be excluded from the Assets and shall be retained by Seller.

          a. All assets, whether tangible or intangible, related to online sampling, USSPI (as defined in the Transition Agreement), the Telephone Directory Distribution Business or any other business of Seller not included within the definition of the Business, including, without limitation. the assets listed on Schedule 1.3 hereto.

          b. All equipment, computers and other assets associated with Seller's Connecticut location other than the laptops of Ruth Ann Carroll and Scott Bierfeldt.

      ARTICLE 2:  PURCHASE PRICE AND PRORATION OF EXPENSES AND REVENUES

     2.1 Purchase Price. The Purchase Price for the Assets shall be the sum of Four Million and 00/100 Dollars ($4,000,000.00) (the "Purchase Price").

     2.2 Allocation of Purchase Price. Purchaser and Seller shall, in a reasonable manner, determine the fair market value of the Assets and shall allocate the Purchase Price among the Assets in accordance with said determination, but in any event in accordance with Section 1060 of the Code
(as hereinafter defined). Said allocation shall be made as soon as practical after the Closing. The Purchaser and Seller shall each file, in accordance with Section 1060 of the Code, an Asset Acquisition Statement on IRS Form 8594 that conforms with such allocation with its federal income tax return for the tax year in which the Date of Closing occurs, shall cooperate with the other party in the preparation of such forms, and shall contemporaneously provide the other party with a copy of the IRS Form 8594 being filed. Each party agrees not to assert, in connection with any tax return, audit or other similar proceeding, any allocation of the Purchase Price that differs from the allocation to which the parties have agreed to herein.

     2.3 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to Seller at the Closing by certified or bank cashier's check (or by wire transfer of immediately available funds to Seller's designated account designated at least three business days prior to the Date of Closing).

     2.4 Proration of Expenses and Revenues. The following items shall be adjusted and prorated as of the opening of business on the day immediately following the Date of Closing (such that Seller shall be responsible for amounts allocable with respect to periods prior to and including the Date of Closing, and Purchaser shall be responsible for amounts allocable with respect to periods after the Date of Closing):

          a. All amounts due or to become due and payable under the Purchased Contracts;

          b. All amounts accrued for wages, salaries, bonuses, commissions and benefits payable to Seller's employees and independent contractors, including vacation and sick leave;

          c. Prepaid insurance premiums, other prepaid expenses, credit memos, and Seller deposits that relate to the Business, unless Seller elects to secure a refund of such amounts;

          d. All utility charges, including sewer, water, gas, electricity, telephone and rent related to the Leased Premises. Seller shall use its best efforts to obtain final bills on all such charges and expenses as of the Date of Closing for the Business and shall pay the cost of such charges and expenses as computed from such final bills. In the event it shall not be possible to obtain a final bill as of the Date of Closing, the cost of such charges and expenses for the period prior to the Date of Closing shall be estimated based upon the last available bills and Seller shall pay such estimated amount to Purchaser on the Date of Closing and any discrepancy between such estimated amount based on the actual bills that are obtained after the Date of Closing, in an aggregate amount in excess of $500, shall be promptly paid by Seller to Purchaser, or by Purchaser to Seller, as the case may be; and

          e. Contract pre-payments for services to be rendered on and after the Date of Closing, as described in Section 1.1(f) and on Schedule 1.1(e).

     2.5 Non-Competition and Non-Solicitation Agreement. On the Date of Closing, as a necessary incident of the sale and purchase of the Assets, the parties shall execute and deliver a Non-Competition and Non-Solicitation Agreement by and among Purchaser, Seller and Phillip D. Miller, in the form of the attached Exhibit A.

     2.6 Transfer Taxes. Any and all sales, transfer, documentary, use, stamp, registration and other such taxes and fees (including any penalties, interest, additions to tax and costs and expenses relating to such taxes and fees) incurred in connection with this Agreement shall be borne by the Seller. The Seller at its own expense shall file all necessary tax returns and other documentation with respect to all such taxes and fees. The Purchaser shall cooperate with the Seller in the preparation of such returns.

                   ARTICLE 3:  ASSUMPTION OF LIABILITIES

     3.1 Limitation on Assumption of Liabilities. Except as specifically set forth in Section 3.2 hereof, Seller shall transfer the Assets to Purchaser at the Closing free and clear of all Encumbrances (as hereinafter defined).
Except as specifically set forth in Section 3.2 hereof, Purchaser shall not, by virtue of its purchase of the Assets, assume or become responsible for any Liabilities of Seller and Seller shall pay, perform and discharge all Liabilities which are not so assumed by Purchaser, including, without limitation, all Liabilities of Seller prior to the Date of Closing and relating to or arising from (i) its Benefit Plans, (ii) Taxes (as defined in Section 4.11), (iii) the termination of the employees listed on Schedule 4.15 or (iv) the Seller's Connecticut location.

     3.2 Assumption of Certain Liabilities. Purchaser covenants and agrees that at the Closing, it shall execute and deliver to Seller an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto (the "Assumption Agreement") pursuant to which it will assume and agree to perform and discharge only the following Liabilities of Seller:

          a. All Liabilities of Seller arising under the Purchased Contracts that accrue and become performable after the Date of Closing, except that Purchaser does not assume any Liabilities for products sold or services rendered by the Business under such Assumed Contracts prior to the Date of Closing;

          b. Seller's employment agreements with David Kroeger, Bruce Doll, James Hammer and Ruth Ann Carroll for Liabilities that accrue and become performable thereunder after the Date of Closing; and

          c. All Liabilities of Seller identified on Schedule 3.2 hereto for Liabilities of the Business that accrue and become performable thereunder after the Date of Closing.

               ARTICLE 4:  REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement for Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, intending that Purchaser rely thereon in entering into and performing this Agreement, Seller represents and warrants to Purchaser that each and all of the following are true and correct as of the date of this Agreement and will be true and correct at and as of the Closing:

     4.1 Due Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct the Business as it is now being conducted. Seller is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Seller or the Business. Seller is not subject to any Contract which restricts or may restrict the conduct of any portion of the Business in any jurisdiction or location.

     4.2 Due Authorization. The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and the documents, instruments and agreements to be executed and/or delivered by Seller pursuant to this Agreement have been or will be on or before the Date of Closing duly and validly authorized, executed and delivered by Seller and the obligations of Seller hereunder and thereunder are or will be upon such execution or delivery valid and legally binding, and this Agreement and the documents, instruments and agreements to be executed and/or delivered by Seller pursuant to this Agreement are or will be upon such execution and delivery enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws currently or hereafter in effect affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), including, among others, limitations on the availability of equitable remedies.

     4.3 No Breach. Seller has full power and authority, corporate and otherwise, to sell, assign, transfer, convey and deliver to Purchaser the Assets to be sold hereunder and to otherwise perform its obligations under this Agreement and the documents, instruments and agreements to be executed and/or delivered by the Seller pursuant hereto. The execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i)violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of Seller;(ii)violate any Applicable Laws or Injunction; (iii)except as provided in Schedule 4.3 hereto, require any filing with, permit from, authorization, consent or approval of, or the giving of any notice to, any Person, including the stockholders of the Purchaser; (iv)result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease or other Contract to which Seller is a party, or by which it or any of its properties or assets may be bound; or (v)result in the creation or imposition of any Encumbrance on any of the Assets, excluding from the foregoing clause
(ii) violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Seller or the Business and would not prevent or delay the consummation of the transactions contemplated hereby.

     4.4 Clear Title. At the Closing, Seller will convey to Purchaser free and clear of any and all Encumbrances of any kind, nature or description whatsoever, good, valid and marketable title to, or a valid leaseholder interest in, all of the Assets (whether real, personal or mixed, and whether tangible or intangible), except for personal property sold since June 30, 2000, in the Ordinary Course of Business.

     4.5 Condition and Sufficiency of Assets. All of the Assets have been properly maintained and are in good operating condition and repair, subject only to ordinary wear and tear. Seller shall use its best efforts and shall cooperate with Purchaser with respect to the transfer to Purchaser of all existing manufacturers', vendors', installers' and other warranties for the Assets that are in effect as of the Date of Closing. The Assets are all of the assets utilized by Seller in the operation of the Business immediately prior to the Closing.

     4.6  Litigation.  There is no pending claim or Proceeding:

          a. that has been commenced by or against Seller or that otherwise relates to or may affect the Business or any of the Assets owned or used by Seller in the conduct of the Business; or

          b. that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

To the Knowledge of the Seller, (1) no such Proceeding has been Threatened, and
(2) no event has occurred or circumstance exists that may give rise to, or serve as a basis for, any such claim or the commencement of any such Proceeding.

     4.7 Labor Matters. Seller has never been a party to any collective bargaining agreement or other labor contract. To the Seller's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

     4.8 Employee Benefits. Except as described in Schedule 4.8 hereto, Seller does not maintain or contribute to any Benefit Plans. Without limiting the generality of the foregoing provision of this Section, except as described in Schedule 4.8 hereto, there are no pension plans, welfare plans or employee benefit plans qualified under Section 401(a) of the Code to which Seller is required to contribute. Except as described in Schedule 4.8 hereto, Seller does not and will not have any unfunded Liability for services rendered prior to the Date of Closing under any Benefit Plans and the Purchaser will not incur any Liability under any such plans as a result of the consummation of the transactions contemplated hereby. Neither Seller nor any of its "subsidiaries" contributes to or has any Liability (including withdrawal Liability) with respect to any multi-employer plan. For purposes of this Section, "subsidiaries" shall include all corporations, partnerships, limited liability companies and other business entities and all trades or businesses (whether or not incorporated) which may be liable for any income tax, loss of tax deduction, excise taxes, penalties or other similar consequences under ERISA or under the Code by reason of its ownership affiliation with Seller.

     4.9 Absence of Certain Developments. Except for the transactions contemplated by this Agreement, since June 30, 2000, Seller has conducted the Business only in the Ordinary Course of Business and there has been no material adverse change in the condition, financial or otherwise, of the Business or the Assets. Seller has not received notice of the cancellation of any Assigned Contract or the loss of, or reduction in business levels by, any customer of the Business.

     4.10 Intellectual Property. The Purchased Intellectual Property constitutes all of the Intellectual Property used or held for use by Seller in connection with the Business. Seller owns all right, title and interest in and to the Purchased Intellectual Property, free and clear of all Encumbrances. Neither the operation of the Business nor the possession or use in the Business of any of the Assets, including the Purchased Intellectual Property infringe the intellectual property rights of any other Person. There is no claim or proceeding pending or, to Seller's Knowledge, Threatened which challenges the legality of the use in the Business of any Purchased Intellectual Property or the validity of enforceability thereof. Seller has not entered into any Contracts or licenses concerning the Purchased Intellectual Property or that would impair its right to transfer all of its rights in and to the Purchased Intellectual Property to Purchaser; Seller has no reason to believe that any of the Purchased Intellectual Property is, or is claimed to be, invalid; and, except as provided in Schedule 1.1(a) hereto, Seller is not obligated under any Contract or otherwise to pay royalties, fees or other payments with respect to any of the Purchased Intellectual Property. Except as provided in Schedule 1.1(a) hereto, the sale and assignment of the Purchased Intellectual Property to Purchaser and the right to use the same after the Date of Closing does not require any filing with, permit from, consent or approval of, or the giving of any notice to, any Person.

     All right, title and interest in and to the Media Optimizer software and all data that is part of Media Optimizer is owned solely and exclusively by Seller, free and clear of any Encumbrance, and is provided to Purchaser hereunder in connection with Media Optimizer with the sole exception of a single database that Seller represents and warrants relates to and is useful principally in connection with Seller's USSPI business (as defined in the Transition Agreement)(which do not comprise a part of the Business).

     itracksamples.com consists of approximately 200 mini programs that run itracksamples.com and 9 small incidental programs in the form of routines that are shared by itracksamples.com and itrackdirectories.com. These 9 shared programs are included in the Purchased Intellectual Property and, on and after the Date of Closing, may be used by Seller solely in accordance with the terms and conditions of the Transition Agreement.

     4.11 Compliance with Laws; Taxes. The operation of the Business by Seller has not resulted in any material violation of any Applicable Laws respecting the Seller, the Assets or the Business and no currently existing circumstances are likely to result in any such violation. The Seller has filed all tax returns required to be filed. All such tax returns were correct and complete in all material respects. The Taxes (as hereinafter defined) owed by the Seller, whether or not shown on any tax return, have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any tax return. There is no material dispute or claim concerning any Tax Liability of the Seller either claimed or raised by any authority in writing or as to which any of the shareholders, directors and officers of the Seller has Knowledge. The Seller has not waived any statute of limitation in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. The Seller is not a party to any Tax allocation or sharing agreement, nor does the Seller have any liability for the taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract or otherwise. For purposes of this Section 4.11, "Taxes" include any federal, state or local tax, including any interest, penalty or addition thereto, whether disputed or not, and tax returns include any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

     4.12 Contracts. The Purchased Contracts include all Contracts that relate to, arise from or are used or are necessary for the operation of the Business. All of the Purchased Contracts were made in the Ordinary Course of Business, are valid, binding and currently in full force and effect, and the performance by the parties thereto will not, individually or in the aggregate, have a Material Adverse Effect upon the Seller or the Business. Seller is not in default in any material respect under any of the Purchased Contracts, and no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default or give rise to a right of termination or cancellation under any of the Purchased Contracts, or cause the acceleration of any Liability of Seller, or result in the creation of any Encumbrance upon any of the Assets. To the Seller's Knowledge, no other party is in default under any of the Purchased Contracts, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default or give rise to a right of termination or cancellation under any of the Purchased Contracts, or cause the acceleration of any obligation owed to Seller. Except as described on Schedule 1.1(e) hereto, none of the Purchased Contracts have been canceled, terminated, amended or modified and, to the Seller's Knowledge, all parties to such Purchased Contracts are in all material respects in compliance therewith. Except as provided in Schedule 4.3 hereto, all of the Contracts are assignable by Seller and assumable by Purchaser without the consent or approval of any Person and any such required consents and approvals shall be obtained by Seller prior to the Date of Closing.

     4.13 Real Property. Seller does not own any real property used in connection with the Business. Seller has delivered to Purchaser prior to execution of this Agreement, complete and accurate copies of the leases for the Leased Premises and all amendments, modifications and renewals thereof.

     4.14 Books and Records. All of Seller's books of account and other financial and corporate records relating to the Business have been made available to Purchaser (or will be so made available prior to the Date of Closing). Such books of account and records are current, complete, true and correct in all material respects and reflect in all material respects all items of income and expense with respect to the Business and all assets, Liabilities and accruals with respect to the Business in accordance with generally accepted accounting principles, consistently applied.

     4.15 Employees and Sales Agents. Schedule 4.15 hereto contains a list of the names, positions, annual salary rates, hourly wage rates, severance benefits and accrued vacation and sick leave, as of the Date of Closing, of all current employees of Seller (including those on furlough, leave or layoff of any kind) who perform services in connection with the Business (the "Employees") and sales agents. Schedule 4.15 also contains a list of employees who perform services in connection with the Business and will be terminated by Seller on the Date of Closing. Schedule 4.15 also sets forth a description of any written Contract, other than the Benefit Plans described on Schedule 4.8 hereto, with respect to the terms or conditions of employment of any Employees or sales agents. All bonuses and commissions earned but not previously paid by Seller under any employment Contract or sales agent Contract up to the Date of Closing have been paid or will be paid by Seller prior to the Closing. None of the Employees indicated on Schedule 4.15 as being terminated as of the Closing have employment Contracts with Seller or any of Seller's affiliates; all such Employees are at-will employees under Michigan or Connecticut law (as applicable); and Seller has the right to terminate the employment of such Employees without being obligated to pay in excess of than 2-weeks severance pay to each such Employee.

     4.16 Brokers. Seller has not employed or engaged any broker, finder, agent, investment banker or third party nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker, in connection with the transactions contemplated hereby. No commissions, finder's fees or like charges have been or will be incurred by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller hereby indemnifies Purchaser and holds Purchaser harmless against and from any and all Liabilities arising from such employment, engagement or services rendered to Seller.

     4.17 Material Disclosures. No statement, representation or warranty made by Seller in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Purchaser hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     4.18 Sale of Assets. The Assets to be sold by Seller to Purchaser hereunder do not constitute substantially all of the assets of Seller.

     4.19 Revenues. The Business to be acquired hereunder by Purchaser generated gross revenues of approximately $13,000,000 during the year ended December 31, 1999 and gross revenues of approximately $4,300,000 for the eight months ended August 31, 2000.

     4.20 Customer and Supplier Relationships. Attached as Schedule 4.20 is a complete and correct list of all current customers of Seller relating to the Business for the year ended December 31, 1999 and the eight month period ending August 31, 2000. Seller shall provide Purchaser with the revenues from each customer listed on Schedule 4.20 for the periods provided for in the preceding sentence within thirty (30) days after the Closing. With respect to any customer or group of related customers listed on Schedule 4.20, Seller has no knowledge that any such customer or group of related customers has terminated or expects to terminate a material portion of its normal business with Seller.

             ARTICLE 5:  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement for Seller to enter into this Agreement and consummate the transactions contemplated hereby, intending that Seller rely thereon in entering into and performing this Agreement, Purchaser represents and warrants to Seller that each and all of the following are true and correct as of the date of this Agreement and will be true and correct at and as of the Closing:

     5.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted. Purchaser is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on the Purchaser.

     5.2 Due Authorization. The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been or will be on or before the Date of Closing duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the documents, instruments and agreements to be executed by Purchaser pursuant to this Agreement have been, or will be on or before the Date of Closing, duly and validly authorized, executed and delivered by Purchaser and the obligations of Purchaser hereunder and thereunder are or will be valid and legally binding, and this Agreement and the documents, instruments and agreements to be executed and delivered by Purchaser pursuant to this Agreement are or will be upon such execution and delivery enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws currently or hereafter in effect affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), including, among others, limitations on the availability of equitable remedies.

     5.3 No Breach. Purchaser has full corporate power and authority, corporate and otherwise, to purchase the Assets being purchased hereunder and to otherwise perform its obligations under this Agreement and the documents, instruments and agreements to be executed by the Purchaser pursuant hereto.
The execution and delivery of this Agreement, including the documents, instruments and agreements to be executed by the Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i)violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of Purchaser; (ii) violate any Applicable Laws or Injunction; (iii) require any filing with, or permit from, authorization, consent or approval of, or the giving of any notice to, any Person; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights or termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease or other Contract to which Purchaser is a party, or by which it or any of its assets or properties may be bound; or (v) result in the creation or imposition of any Encumbrance on any of the Purchaser's assets or properties, excluding from the foregoing clause (ii) violations which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchaser and would not prevent or delay the consummation of the transactions contemplated hereby.

     5.4 Brokers. Purchaser has not employed or engaged any broker, finder, agent, investment banker or third party nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker, in connection with the transactions contemplated hereby. No commissions, finder's fees or like charges have been or will be incurred by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Purchaser hereby indemnifies Seller and holds Seller harmless against and from any and all Liabilities arising from such employment, engagement or services rendered to Purchaser.

     5.5 Material Disclosures. No statement, representation or warranty made by Purchaser in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Seller hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                  ARTICLE 6:  PERFORMANCE BY SELLER PENDING CLOSING

     Seller covenants and agrees that from and after the date of this Agreement and until the earlier of Date of Closing or the termination of this Agreement in accordance with Article 13 hereof:

     6.1 Access to Information. At the request of Purchaser, Seller shall, from time to time, give or cause to be given to Purchaser, its officers, employees, counsel, accountants and other representatives, upon reasonable notice to Seller, full access during normal business hours to the Business, the Assets and all of the books, minute books, title papers, records, files, Contracts, insurance policies, licenses and documents of every character of Seller relating to the Business and Seller shall furnish or cause to be furnished to Purchaser, its officers, employees, counsel, accountants and other representatives all of the information with respect to the Seller, the Business and/or Assets as any of them may reasonably request. In addition, Purchaser may, at its sole cost and expense, at any time prior to the Date of Closing, through its officers, employees, counsel, accountants and other representatives, conduct such investigations and examinations of the Assets as it deems necessary or advisable, and Seller will cooperate fully in such investigations.

     6.2 Business As Usual. Seller shall carry on the Business diligently, only in the Ordinary Course of Business and substantially in the same manner as heretofore conducted and will keep and maintain the Assets in good and safe repair and condition consistent with past practices.

     6.3 Pay Increases. Except for increases that Seller is contractually obligated to make, Seller shall not, without the prior written consent of Purchaser, grant any increase in the salaries or rate of pay to any of its employees, grant any increase in any benefits or establish, adopt, enter into, make any new grants or awards under, or amend any employment agreement or Benefit Plan for the benefit of any of its employees.

     6.4  Certain Restrictions.  Seller shall not (i) enter into any Contract,
(ii) incur any Liability, (iii) assume, guarantee or otherwise become liable or responsible for any Liability of any other Person, (iv) make any loans, advances or capital contributions to any other Person (except for extensions of credit to its customers in the Ordinary Course of Business), or waive any right or enter into any other transaction, in each case (except those described in clauses (iii) and (iv) above) other than in the usual and Ordinary Course of Business.

     6.5 Preservation of Business. Seller shall use its best efforts to keep available to Purchaser the present employees of Seller and to preserve for Purchaser the Business and the present goodwill and relationship of Seller with its vendors, suppliers, customers and others having business relationships with the Business.

     6.6 Payment and Performance of Obligations. Seller will timely pay and discharge all invoices, bills and other monetary Liabilities and shall not perform or fail to perform any act which will cause a material breach of any of the Contracts.

     6.7 Insurance. Seller will maintain in full force and effect all insurance coverages for the Assets substantially comparable to coverages existing on the date hereof.

     6.8 COBRA. Seller shall retain all Liability for any notices and coverage required to be provided under Part 6 of Title 1 of ERISA with respect to any former employee of the Business whose employment with Seller terminated on or prior to the Date of Closing.

       ARTICLE 7:  MUTUAL COVENANTS AND CONDITIONS PRECEDENT TO OBLIGATIONS

     Proceedings. The obligations of Purchaser and Seller under this Agreement are subject to there being no (i) Proceedings which have been brought, asserted, commenced or Threatened against the Purchaser and/or the Seller by any Person involving or affecting in any way the Seller, the Business, the Assets, this Agreement or the consummation of the transactions contemplated hereby, or (ii) Applicable Laws restraining or enjoining or which may reasonably be expected to nullify or render ineffective this Agreement or the consummation of the transactions contemplated hereby or which otherwise could reasonably be expected to have a Material Adverse Effect on the Seller or the Business.

           ARTICLE 8:  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

     Unless waived by Purchaser in writing, each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

     8.1 Accuracy of Representations and Warranties. The representations and warranties made by Seller in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller pursuant to this Agreement, if and to the extent specifically qualified by materiality, shall be true and correct, and if not so qualified, shall be true and correct in all material respects, in each case, at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

     8.2 Compliance with Covenants and Agreements. Seller shall have performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by it at or prior to the Closing, including the execution and/or delivery of the documents, instruments and agreement specified in Section 11.2 hereof or in such documents, instruments and agreements, all of which shall be reasonably satisfactory in form and substance to counsel for Purchaser.

     8.3 Consents and Approvals. Purchaser shall have received evidence, in form and substance reasonably satisfactory to counsel for Purchaser, that all consents, waivers, releases, authorizations, approvals, licenses, certificates, permits and franchises of all Persons as may be necessary to consummate the transactions contemplated by this Agreement and for the Purchaser to carry on and continue the Business as it is now conducted by Seller have been obtained.

     8.4 Material Adverse Change. Between the date hereof and the Date of Closing, no event or condition shall have occurred or arisen which has resulted in, or would reasonably be expected to result in, a material adverse change in the assets, properties, business, operation, financial condition or financial prospects of the Business.

     8.5 Closing Deliveries by Seller. Seller shall have delivered to Purchaser at the Closing all items described in Section 11.2.

              ARTICLE 9:  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     Unless waived by Seller in writing, each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

     9.1 Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant to this Agreement, if and to the extent specifically qualified by materiality, shall be true and correct, and if not so qualified, shall be true and correct in all material respects, in each case, at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

     9.2 Compliance with Covenants and Agreements. Purchaser shall have performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by it at or prior to the Closing, including the execution and/or delivery of the documents, instruments and agreements specified in Section 11.3 hereof or in such documents, instruments and agreements, all of which shall be reasonably satisfactory in form and substance to counsel for Seller.

     9.3 Employees. Purchaser shall have offered employment to all of the Employees (except those specified on Schedule 4.15 as being terminated as of the Closing) and shall have offered to continue the engagement of the independent sales agents of Seller listed on Schedule 4.15 on terms and with benefits consistent with Purchaser's policies for employees of Purchaser in similar positions and at similar levels as Purchaser's other employees. The Seller shall use its best efforts to assure the orderly transfer of those employees and sales agents.

     9.4 Closing Deliveries by Purchaser. Purchaser shall have delivered to Seller at the Closing all items described in Section 11.3.

                      ARTICLE 10:  INDEMNIFICATION

     10.1 Indemnification by Seller. Seller covenants and agrees to indemnify and hold Purchaser, its officers, directors, employees, affiliates, shareholders and agents, and each of their respective heirs, personal representatives, successors and assigns, harmless from, against and in respect of any and all losses, costs, expenses (including reasonable attorneys' fees and disbursements of counsel), Liabilities, damages, fines, penalties, charges, assessments, judgments, settlements, claims, causes of action and other obligations of any nature whatsoever (collectively "Losses") that any of them may at any time suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each and all of the following:

          a. The breach or inaccuracy of any representation or warranty made by Seller in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller pursuant hereto and thereto; provided, however, that Seller shall not be required to provide such indemnification for the breach or inaccuracy of any such representation or warranty unless and until Purchaser, its officers, directors, employees, affiliates and shareholders shall have sustained cumulative Losses as a result of one or more such breaches or inaccuracies of at least One Hundred Thousand Dollars ($100,000). Once such cumulative Losses equal or exceed the sum of One Hundred Thousand Dollars ($100,000), Seller shall provide indemnification for all Losses sustained as a result of such breach(es) or inaccuracy(ies) in excess of such sum up to Four Million Dollars ($4,000,000).

          b. The breach of any covenant or agreement made by Seller in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller pursuant hereto and thereto.

          c. Any other Liability of or claims against Seller of any kind, to the extent not specifically assumed by the Purchaser under the provisions of
Section 3.2 of this Agreement.

     10.2 Indemnification by Purchaser. Purchaser (including its successors and assigns) covenants and agrees to indemnify and hold Seller, its officers, directors, employees, affiliates, shareholders and agents, and each of their respective heirs, personal representatives, successors and assigns, harmless from, against and in respect of any and all Losses that any of them may at any time suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each and all of the following:

          a. The breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant hereto and thereto; provided, however, that Purchaser shall not be required to provide such indemnification for the breach or inaccuracy of any such representation or warranty unless and until Seller, its officers, directors, employees, affiliates and shareholders shall have sustained cumulative Losses as a result of one or more such breaches or inaccuracies of at least One Hundred Thousand Dollars ($100,000). Once such cumulative Losses equal or exceed the sum of One Hundred Thousand Dollars ($100,000), Purchaser shall provide indemnification for all Losses sustained as a result of such breach(es) or inaccuracy(ies) in excess of such sum up to Four Million Dollars ($4,000,000).

          b. The breach of any covenant or agreement made by Purchaser in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant hereto and thereto.

          c. The failure of Purchaser to pay or perform any Liability it agreed to assume pursuant to Section 3.2 hereof, provided that Purchaser is legally obligated therefor.

     10.3 Procedure for Indemnification. In the event a party intends to seek indemnification pursuant to the provisions of Sections 10.1 or 10.2 hereof (the "Indemnified Party"), the Indemnified Party shall promptly give notice hereunder to the other party (the "Indemnifying Party"). Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnified Party to give notice of any claim for indemnification promptly shall not adversely affect such Indemnified Party's right to indemnity hereunder except to the extent that such failure materially adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the twenty (20)business day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have twenty (20) business days following the delivery of such notice to it either (a) to acquiesce in such claim by giving such Indemnified Party written notice of such acquiescence or
(b) to object to the claim by giving such Indemnified Party written notice of the objection. If the Indemnifying Party does not object thereto within such twenty (20) Business Day period, such Indemnified Party shall be entitled to be indemnified for all Losses reasonably and proximately incurred by such Indemnified Party in respect of such claim. If the Indemnifying Party objects to such claim in a timely manner, and such Indemnified Party and the Indemnifying Party are unable to resolve their dispute within twenty (20) business days following such objection (or such additional period of time as may be mutually agreed to by them), the claim shall be resolved by a final judgment of a court of competent jurisdiction.

     After obtaining written notice of any claim or the service of a summons or other initial legal process in any action instituted against the Indemnified Party as to which recovery may be sought against the Indemnifying Party because of the indemnification provided for in Section 10.1 or 10.2 hereof, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim with counsel reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or litigation which, if not first paid, discharged or otherwise complied with, would result in an interruption or disruption of the business of the Indemnified Party or any material part thereof. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within ten (10) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

     If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim or litigation shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or make any admission of wrongdoing (civil or criminal) except with the written consent of the Indemnified Party or enter into any settlement
(except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect to such claim or litigation.

     If the Indemnifying Party actively assumes the defense of such claim or litigation resulting therefrom, the Indemnified Party shall be entitled to have its own separate counsel participate in its defense at the Indemnified Party's own cost and expense.

     If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the cost (including attorneys' fees) of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all costs (including attorneys' fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys' fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

                           ARTICLE 11:  CLOSING

     11.1 Date of Closing. Subject to the satisfaction or waiver of the conditions precedent contained in Articles 7, 8 and 9 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held not later than September 19, 2000, at such particular day, time and place as may be mutually agreed upon in writing by Purchaser and Seller and shall be as of the opening of business on such day. Such date is referred to in this Agreement as the "Date of Closing." The Closing shall be deemed effective at 11:59 pm on the Date of Closing.

     11.2 Documents to be Delivered by Seller. At the Closing, Seller shall execute, where necessary or appropriate, and deliver to Purchaser each and all of the following:

          a. A certificate in the form of Exhibit C hereto signed by a duly authorized officer of Seller, and dated as of the Date of Closing, to the effect that the representations and warranties made by Seller in this Agreement and in any document, instrument and/or agreement to be executed and/or delivered by Seller pursuant to this Agreement are true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made on or given at and as of the Closing and Seller has performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed and complied with by Seller at or prior to the Closing;


          b. A copy certified by the Secretary of Seller of the duly adopted resolutions of Seller's Board of Directors approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby;

          c. A Bill of Sale to all of the Assets in the form of Exhibit D hereto duly executed by Seller, and the Assignment and Assumption Agreement;

          d. Duly executed assignments by Seller to Purchaser with respect to the Intellectual Property in a form reasonably satisfactory to counsel for Purchaser;

          e. Releases, satisfactions, or terminations of all financing statements or other evidences of Encumbrances on any of the Assets;

          f. All consents, releases, assignments and permissions of any kind or nature which reasonably may be required to effectively sell, assign and transfer the Assets to Purchaser, all in a form reasonably satisfactory to counsel for Purchaser;

          g. The Non-Competition and Non-Solicitation Agreement duly executed by Seller and Philip D. Miller in the form attached hereto as Exhibit A;

          h. Assignments of certain employment agreements duly executed by Seller and the individuals listed on Schedule 11.2; and

          i. Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or that may be customary under local law.

     11.3 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall execute, where necessary or appropriate, and deliver to Seller each and all of the following:

          a. A certified or bank cashier's check (or wire transfer of immediately available funds to Seller's designated account) in the amount provided for in Section 2.1 hereof;

          b. A certificate in the form of Exhibit E hereto signed by a duly authorized officer of Purchaser, and dated as of the Date of Closing, to the effect that the representations and warranties made by Purchaser in this Agreement and in any document, instrument and/or agreement to be executed and/or delivered by Purchaser pursuant to this Agreement are true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made on or given at and as of the Closing and the Purchaser has performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed and complied with by Purchaser at or prior to on the Closing;

          c. A copy certified by the Secretary of Purchaser of the duly adopted resolutions of the Board of Directors of Purchaser approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Purchaser pursuant hereto, and the consummation of the transactions contemplated hereby and thereby;

          d. The Assignment and Assumption Agreement hereto duly executed by Purchaser;

          e. The Non-Competition and Non-Solicitation Agreement duly executed by Purchaser;

          f. An agreement (the "Transition Agreement") between Purchaser and Seller, substantially in the form attached as Exhibit F hereto; and

          g. Assumptions of the Seller's employment agreements with the individuals listed on Schedule 11.2, or amendments to such employment agreements or new employment agreements in forms satisfactory to such employees.

              ARTICLE 12:  PERFORMANCE FOLLOWING THE DATE OF CLOSING

     The following covenants and agreements are to be performed after the Closing by the parties and shall continue in effect for the periods respectively indicated or, where no indication is made, until performed:

     12.1 Further Acts and Assurances. Seller agrees that, at any time and from time to time, on and after the Date of Closing, upon the reasonable request of Purchaser, it will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered to Purchaser any and all papers, documents, instruments, agreements, deeds, assignments, transfers, assurances and conveyances as may be necessary or desirable to vest, perfect and confirm of record in Purchaser, its successors and assigns, the right, title and interest in and to any of the Assets or otherwise to carry out and give effect to the provisions and intent of this Agreement. In addition, from and after the Date of Closing, Seller will afford to Purchaser and its attorneys, accountants and other representatives access, during normal business hours, to such personnel, books and records relating to the Assets as may reasonably be required in connection with the preparation of financial information or the filing of tax returns and will cooperate in all reasonable respects with Purchaser in connection with claims and litigation asserted by or against third parties, relating to the transactions contemplated hereby. Seller further agrees that, from and after the Date of Closing, Seller will not disparage Purchaser or any of its affiliates, with respect to Purchaser's conduct of the Business after the Date of Closing.

     12.2 FSI Discount. Purchaser shall provide Seller with discounts with respect to Seller's purchase of space in all free standing inserts ("FSIs") of Valassis Communications, Inc. ("VCI")(excluding any FSIs of any affiliate of VCI) through December 31, 2001, as set forth in Schedule 12.2 hereto.

     12.3 Administration of Accounts. From and after the Date of Closing, all payments and reimbursements made in the ordinary course by any third party in the name of or to Seller in connection with or arising out of the Assets or the Business after the Date of Closing and accruing on or after the Date of Closing shall be held by Seller in trust for the benefit of Purchaser and, immediately upon receipt by Seller of any such payment or reimbursement, Seller shall pay, or cause to be paid, over to Purchaser the amount of such payment or reimbursement without right of setoff.

     12.4 Use of Purchased Intellectual Property. Seller expressly agrees not to use the Purchased Intellectual Property, including the marks and logos previously used in the Business.

     12.5 itrackdirectories. For a period of four years after the Date of Closing, Seller agrees not to sell or license or otherwise permit any third party that derives more than 25% of its gross revenues from consumer product sampling services access to, directly or indirectly, the software known as "itrackdirectories" which is used in the Telephone Directory Distribution Business.

     12.6 Certain Purchased Contracts and Arrangements. The parties hereby agree that for those Purchased Contracts and other arrangements listed on
Schedule 12.6 pursuant to which Seller has delivered 50% or more of the samples required to be delivered thereunder at the Date of Closing, and under which Purchaser will be performing services after the Date of Closing, Seller shall be entitled to the revenues therefrom received by Seller or Purchaser after the Date of Closing and shall bear all of the costs and expenses thereof and in connection therewith. Seller shall reimburse Purchaser for all direct costs incurred by Purchaser in performing the remainder of such Purchased Contracts or arrangements ten (10) business days after receipt of an invoice by Purchaser indicating a description of such direct costs other than any related third party expenses which Seller shall pay directly to the third party, and provided, further, that Purchaser shall be entitled to withhold any amounts for which it is entitled to reimbursement pursuant to the immediately preceding proviso from any amounts received by it from the relevant customer after the Date of Closing.

                               ARTICLE 13:  TERMINATION

     13.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned after the date of this Agreement, but not later than the Closing:

          a.  By mutual written consent of all parties hereto;

          b.  By Purchaser or Seller if any of the conditions provided for in
Article 7 of this Agreement have not been met and have not been waived in writing by the party seeking to terminate on or before the Date of Closing;

          c. By Purchaser if any of the conditions provided for in Article 8 of this Agreement have not been met and have not been waived in writing by Purchaser on or before the Date of Closing;

          d. By Seller if any of the conditions provided for in Article 9 of this Agreement have not been met and have not been waived in writing by Seller on or before the Date of Closing; and

In the event of termination or abandonment by either party as provided in this
Section 13.1, written notice shall forthwith be given to the other party and each party shall pay its own expenses incident to preparation for consummation of this Agreement and the transactions contemplated hereunder and neither party shall have any Liability to the other hereunder except such Liability as may arise as a result of a breach hereof.

     13.2 Return of Documents and Nondisclosure. If this Agreement is terminated for any reason pursuant to Section 13.1 hereto, each party shall return all documents and materials which shall have been furnished by or on behalf of the other party, and each party hereby covenants that it will not disclose to any Person any confidential or proprietary information about the other party or any information about the transactions contemplated hereby, except insofar as may be necessary to assert its rights hereunder.

                          ARTICLE 14:  DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified:

     "Agreement"   has the meaning set forth in the preface above.

     "Applicable Laws"   any and all laws, ordinances, constitutions,
regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over Seller or any of its properties or assets or by the eligible voters of any applicable jurisdiction.

     "Assets"   has the meaning set forth in Section 1.1 hereof.

     "Assumption Agreement"   has the meaning set forth in Section 3.2 hereof.

     "Benefit Plan"   any and all bonus, stock option, restricted stock, stock
purchase, stock appreciation, phantom stock, profit participation, profit-sharing, deferred compensation, severance, pension, retirement, disability, medical, dental, health, life or dental insurance, death benefit, incentive, welfare and/or other benefit, compensation and/or retirement plan, policy, arrangement and/or Contract now or at any time heretofore maintained, sponsored or participated in by Seller or any of its affiliates for the benefit of its employees.

     "Business"   has the meaning set forth in the recitals hereto.

     "Closing"   has the meaning set forth in Section 11.1 hereof.

     "Code"   the Internal Revenue Code of 1986, as amended, or any successor law and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "Contract"   any agreement, lease, license, contract, obligation, promise, commitment, arrangements, understanding or undertaking, instrument, document (whether written or oral and whether express or implied) of any type, nature or description that is legally binding.

     "Date of Closing"   has the meaning set forth in Section 11.1 hereof.

     "Encumbrance"   any claim, lien, pledge, charge, security interest,
encumbrance, mortgage, lease, license, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

     "Governmental Body"   any:

               (i) nation, state, county, city, town, village, district or other jurisdiction of any nature;

               (ii) federal, state, local, municipal, foreign or other government;

               (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

               (iv) multi-national organization or body; and/or

               (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Indemnified Party"   has the meaning set forth in Section 10.3 hereof.

     "Indemnifying Party"   has the meaning set forth in Section 10.3 hereof.

     "Injunction"   any and all writs, rulings, awards, executive orders,
directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or other orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

     "Intellectual Property"   means (a) all inventions (whether patentable or
unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentations), (g) all other proprietary rights, and (h) all copies an tangible embodiments thereof (in whatever form or medium).

     "itracksamples.com"   itracksamples.com is a web-based service developed
exclusively by employees of Seller which enables customers and the staff of the owner/user to track a selected consumer sample at every moment from the time it leaves the manufacturer through to the time that it arrives at the premises of the recipient of the sample and to monitor activities associated with it, including storage and transport, and can be used to monitor variables (e.g., storage location temperature) as selected by the customer at the time the order is placed, all through the manual upload of statistical information by participants onto the web site.

     "Knowledge"

               (i) an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                    (a) such individual is actually aware of such fact or other matter; or

                    (b) a reasonably prudent individual actively involved in a company of the size and nature of Seller or Purchaser, as applicable, could be expected to discover or otherwise become aware of such fact or other matter in the normal course of conducting business.

                (ii) A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, governor, officer, manager, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Leased Premises"   has the meaning set forth in Section 1.1(k) hereto.

     "Liability" or "Liabilities"   any and all debts, liabilities and/or
obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, in tort or in contract, at law or in equity, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

     "Losses"   has the meaning set forth in Section 10.1 hereof.

     "Material Adverse Effect"   in connection with any party, any event,
change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations, results of operations or prospects of such party, taken as a whole.

     "Media Optimizer"   Media Optimizer is a computer software program and
complete database of related information required to target and analyze information and to produce reports for sampling proposals and orders in the Business. Functionality of the Media Optimizer includes sorting, categorizing and querying an existing database containing relevant information relating to delivery capabilities of all independent entities located throughout the United States engaged in "door-to-door" delivery (also known in the industry as "private" delivery). The database comprising part of Media Optimizer also contains information, which information has been updated by Seller within the six (6) months prior to the Date of Closing, for significant variables, including zip codes, number of households within corresponding zip codes, and distributors associated with such zip codes (which distributors may overlap for all or part of the geographic area), and rates associated with the proposed delivery. The Media Optimizer further provides functionality to enable the importation of targeting information from third parties, which information can be run against the Media Optimizer without alteration for the purpose of
refining target marketing services for clients.   Media Optimizer further
presents the user with a printed form of delivery order that, once accepted, loads into the itracksamples.com web-based software.

     "Non-Competition and Non-Solicitation Agreement"   has the meaning set
forth in Section 2.5 and Exhibit A.

     "Ordinary Course of Business"   an action taken by a Person will be deemed
to have been taken in the "Ordinary Course of Business" only if:

               (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

               (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

     "Person"   any individual, corporation (including any non-profit
corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

     "Proceeding"   any suit, litigation, arbitration, hearing, audit,
investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Purchased Contracts"   has the meaning set forth in Section 1.1(e).

     "Purchased Intellectual Property" has the meaning set forth in Section 1.1(a).

     "Purchase Price"   has the meaning set forth in Section 2.1 hereof.

     "Purchaser"   has the meaning set forth in the preface above.

     "Seller"   has the meaning set forth in the preface above.

     "Telephone Directory Distribution Business"   Seller's direct-to-door
delivery of telephone directories provided that such business shall not include the delivery of samples, coupons or other promotional materials (unless such promotional materials are contained on the inside, wrapped around or otherwise attached to, or in a polybag with, telephone directories) (for example and, without limitation, delivery of telephone directories under contract between Seller and GTE).

     "Threatened"   a claim, Proceeding, dispute, or other matter will be
deemed to have been "Threatened" if any demand or statement has been made orally or in writing, or any notice has been given orally or in writing, or if any other event has occurred, or any other circumstances exist that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is substantially likely to be asserted, commenced, taken or otherwise pursued in the future.

     "Transition Agreement"   has the meaning set forth in Section 11.3(f)
hereof.

                       ARTICLE 15:  MISCELLANEOUS

     15.1 Survival of Representations and Warranties. Each of the representations and warranties of the parties contained in this Agreement and in any Exhibit, Schedule, certificate, instrument or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby shall survive the Closing for a period eighteen (18) months, after which no claim for an incorrect statement or representation, or for the breach of any warranty under this Agreement may be brought, and no litigation with respect thereto may be commenced, and no party shall have any Liability or obligation with respect thereto, unless the Indemnified Party gave written notice to the Indemnifying Party specifying with particularity the incorrect statement or representation or breach of warranty claimed on or before the expiration of such eighteen (18) month-period; provided, however, that the representations and warranties contained in Section 4.11 of this Agreement shall survive for the applicable statute of limitations plus ninety (90) days thereafter.

     15.2 Preservation of and Access to Records. All material books and records of Seller conveyed to Purchaser hereunder shall be preserved by Purchaser for a period of six (6) years after the Date of Closing; provided, however, Purchaser may destroy any part or parts of such records upon obtaining written consent of Seller for such destruction, which consent shall not be unreasonably withheld. Upon no less than 2 business days' prior notice, such records shall be made available to Seller and their representatives at all reasonable times during normal business hours of Purchaser during said six-year period with the right at their expense to make abstracts from and copies thereof. Purchaser may return or provide a copy of such records to Seller at any time and Purchaser's obligation to preserve or make available such records shall thereupon terminate.

     15.3 Cooperation. The parties hereto shall cooperate with each other in all respects to facilitate the consummation of the transactions contemplated hereby.

     15.4 Disclaimer of Warranties. SELLER HEREBY DISCLAIMS ANY AND ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE MERCHANTABILITY OF THE ASSETS OR THEIR FITNESS FOR A PARTICULAR PURPOSE.

     15.5 Public Announcements. Subject to any disclosure requirements under Applicable Laws (including securities laws and regulations), the timing and content of all public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both Purchaser and Seller prior to the release of such public announcements, and each party agrees to cooperate with the other party as appropriate to comply with all Applicable Laws. Subsequent to the Date of Closing, Purchaser may make such announcements and/or advertisements as Purchaser, in its sole discretion, deems necessary to all customers and/or potential customers and suppliers of the Business or otherwise.

     15.6 Notices. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by personal delivery, via facsimile transmission (receipt electronically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its/his address as set forth below or at such other address or in such other manner as may be designated by such party in written notice to each of the other parties. All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon electronic confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is so given or made:

          If to Seller:     Alternate Marketing Networks, Inc.
                            One Ionia SW, Suite 300
                            Grand Rapids, MI  49503
                            Attn:  Phillip D. Miller, Chief Executive Officer

          With a copy to:   Moss & Barnett, a Professional Association
                            4800 Wells Fargo Center
                            90 South Seventh Street
                            Minneapolis, MN  55402-4129
                            Attn:  Janna R. Severance

          If to Purchaser: Valassis Private Delivery, Inc.
                           c/o Valassis Communications, Inc.
                           19975 Victor Parkway
                           Livonia, MI  48152
                           Attn:  General Counsel

          With a copy to:  McDermott, Will & Emery
                           50 Rockefeller Plaza
                           New York, NY  10020
                           Attn:  Mark Thoman

     15.7 Entire Agreement. This Agreement, including the documents, instruments, and agreements to be executed by the parties in connection herewith (including without limitation, the Transition Agreement and the Non-Competition/Non-Solicitation Agreement), contains the entire agreement of the parties hereto, and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto, with respect to the subject matter hereof.

     15.8 Remedies Cumulative. Remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

     15.9 Amendments. No purported amendment, modification or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by both of the parties hereto.

     15.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     15.11 Costs. Each party hereto shall pay its own costs and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including fees and disbursements of their attorneys and accountants.

     15.12 Governing Law. This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the laws of the State of Michigan, without giving effect to the principles of conflicts of laws thereof.

     15.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

     15.14 Headings. The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. Unless the context otherwise requires, the terms "this Agreement," "hereof," "herein," "hereunder," "hereto" and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the Schedules and Exhibits hereto and any document, instrument or agreement executed and/or delivered by the parties pursuant hereto.

     15.15 Number and Gender. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

     15.16 Severability. In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

     15.17 Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than Purchaser and Seller and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the Liabilities of any other Person to Purchaser or Seller.

     15.18 Waiver. The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and/or delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     15.19 Forum and Jurisdiction. The parties agree that the forum for any controversy arising under this Agreement shall be in the federal and state courts of the State of Michigan, and all parties consent to the personal jurisdiction of the federal and state courts of the State of Michigan for such purposes.

     15.20 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance.
If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representations as of the day, month and year first above written.

                                    PURCHASER:

                                    VALASSIS PRIVATE DELIVERY, INC.

                                    By /s/ Barry P. Hoffman, Esq.
                                       Name:  Barry P. Hoffman, Esq.
                                       Title: Secretary

                                    SELLER:

                                    ALTERNATE MARKETING NETWORKS, INC.

                                    By /s/ Phillip D. Miller
                                       Name:  Phillip D. Miller
                                       Title:  CEO


                       LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1(a)     List of Intellectual Property
Schedule 1.1(b)     Description of Proprietary Delivery Systems Network
Schedule 1.1(e)     List of Purchased Contracts and Pre-Payments
Schedule 1.1(j)     List of Equipment and Personal Property
Schedule 1.1(k)     Real Property Leases
Schedule 1.3        Excluded Assets
Schedule 3.2        List of Liabilities to be Assumed
Schedule 4.3        List of Required Filings, Permits, Consents, Approvals and
                      Notices
Schedule 4.8        Description of Certain Employee Benefits
Schedule 4.15       List of Key Employees and Employment Agreements
Schedule 4.20       Current Customers
Schedule 12.2       Free Standing Insert Discount
Schedule 12.6       Certain Purchased Contracts

Exhibit A           Non-Competition and Non-Solicitation Agreement
Exhibit B           Form of Assumption Agreement
Exhibit C           Form of Seller's Closing Certificate
Exhibit D           Form of Bill of Sale
Exhibit E           Form of Purchaser's Closing Certificate
Exhibit F           Form of Transition Agreement


               NONCOMPETITION AND NONSOLICITATION AGREEMENT

     THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT ("Agreement") is made and entered into as of the 19th day of September, 2000, by and among Valassis Private Delivery, Inc., a Delaware corporation (the "Purchaser"), Phillip D. Miller (the "Shareholder"), and Alternate Marketing Networks, Inc., a Michigan corporation (the "Seller").

                                RECITALS

     A. The Shareholder has been a principal shareholder, officer, director and employee of the Seller for many years and has developed and received special, unique and extraordinary knowledge, information and goodwill in connection therewith.

     B. Pursuant to an Asset Purchase Agreement dated September 19, 2000, by and between the Seller and the Purchaser (the "Asset Purchase Agreement"), contemporaneously with the execution of this Agreement, the Seller is selling certain Assets used in the Business to the Purchaser.

     C. It is a condition precedent to the consummation of the transactions contemplated by the Asset Purchase Agreement that the parties hereto execute and deliver this Agreement.

     D. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Asset Purchase Agreement.

                               AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Noncompetition. For a period of four (4) years from the Date of Closing (the "Restricted Period"), the Shareholder and the Seller each covenant and agree that they will not, without the Purchaser's prior written consent, voluntarily or involuntarily, directly or indirectly, or through any Affiliate (as hereinafter defined), at any location within the continental United States, engage in any activity, including but not limited to, as an individual, owner, associate, promoter, partner, member, joint venturer, shareholder (other than as a less than five percent (5%) shareholder of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, consultant, advisor, investor or otherwise, for the purpose or with the effect of establishing, operating, managing, assisting, advising or otherwise participating in any business or entity that is engaged in activities competitive with the Business.

     2. Confidential Information. The Shareholder and the Seller understand and agree that the business of the Purchaser is based upon specialized work and Confidential Information (as hereinafter defined). The Shareholder and the Seller agree that during the Restricted Period, they shall keep secret all such Confidential Information and that they will not, directly or indirectly, or through any Affiliate, "Use" (as hereinafter defined) or "Disclose" (as hereinafter defined) Confidential Information to any Person without first obtaining the written consent of the Purchaser. At any time, the Purchaser may so request, the Shareholder and the Seller shall turn over to the Purchaser, all books, notes, memoranda, manuals, notebooks, tables, drawings, calculations, records and other documents made, compiled by, delivered to, or in the possession or control of the Seller or the Shareholder containing or concerning any Confidential Information, including all copies thereof, in any form or format, it being agreed that the same and all information contained therein are at all times the exclusive property of the Purchaser.

     As used in this Agreement, the term "Affiliate" with respect to any specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

     As used in this Agreement, the term "Confidential Information" means any information or compilation of information not generally known to the public or the industry, that was proprietary or confidential to the Seller and was acquired by the Purchaser pursuant to the Asset Purchase Agreement and any proprietary or confidential information of the Purchaser that was learned by the Seller before or after Purchaser's acquisition of the Business.

     As used in this Agreement, the term "Disclose" means to reveal, deliver, divulge, disclose, publish, copy, communicate, show, allow access to, or otherwise make known or available to any other Person, any of the Confidential Information.

     As used in this Agreement, the term "Use" means to appropriate any of the Confidential Information for the benefit of oneself or any Person other than the Purchaser.

     3. Nonsolicitation of Customers. During the Restricted Period, each of the Seller and the Shareholder shall not, on its or his own behalf, or for the benefit of any other Person, solicit, directly or indirectly, any business of the type conducted by the Business at any time during the three (3) month period prior to the Date of Closing from, or interfere in any manner with the Purchaser's business relationship with, any Person who was a customer of the Business at any time during the three (3) month period prior to the Date of Closing.

     4. Nonsolicitation Period. During the Restricted Period, each of the Seller and the Shareholder shall refrain from soliciting or inducing, directly or indirectly, any Person who was an employee or sales agent of Seller on the Date of Closing to leave the employment of, or cease to render services to, Purchaser for the purpose of becoming an employee of, or otherwise rendering services to, Seller or the Shareholder or an Affiliate of Seller or Shareholder or any Person to which Seller or the Shareholder is rendering consulting or any other services.

     5. Reasonableness of Covenants. Each of the Shareholder and the Seller acknowledge and agree that the restrictive covenants contained in this Agreement are a necessary incident of the sale and purchase of the Assets and the Business pursuant to the Asset Purchase Agreement, and that the scope (geographic and otherwise) and period of duration of the restrictive covenants contained in this Agreement are both fair and reasonable and that the interests sought to be protected by the Purchaser are legitimate business interests entitled to be protected. Each of the Shareholder and the Seller further acknowledge and agree that the Purchaser would not have purchased the Assets pursuant to the Asset Purchase Agreement unless the Shareholder and the Seller entered into this Agreement.

     6. Injunctive Relief. The parties agree that the remedy of damages at law for the breach by the Shareholder or the Seller of any of the covenants contained in Paragraphs 1, 2, 3 and 4 of this Agreement is an inadequate remedy. In recognition of the irreparable harm that a violation by the Shareholder or the Seller of any of such covenants, agreements or obligations would cause the Purchaser, the Shareholder and the Seller agree that in addition to any other remedies or relief afforded by law or in equity, an injunction against an actual or threatened violation or violations may be issued against them and every other Person concerned thereby, it being the understanding of the parties that both damages and an injunction (and any other legal or equitable remedy) shall be proper modes of relief and are not to be considered alternative remedies. In the event of any such actual or threatened violation, the Shareholder or Seller (whoever is found to be in breach of this Agreement) agrees to pay the costs, expenses and reasonable attorneys' fees incurred by the Purchaser in pursuing any of its rights and remedies with respect to such actual or threatened violation, in addition to the actual damages sustained by the Purchaser as a result thereof.

     7. Blue Pencil Doctrine. In the event that the restrictive covenants contained in Paragraphs 1, 2, 3 or 4 of this Agreement shall be found by a court of competent jurisdiction to be unreasonable by reason of its extending for too great a period of time or over too great a geographic area or by reason of its being too extensive in any other respect, then such restrictive covenant shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

     8. Compensation. The Purchaser hereby agrees to pay (i) $93,750 to the Shareholder and $31,250 to the Seller on the Date of Closing and (ii) $56,250 to the Shareholder and $18,750 to the Seller on the fourth anniversary of the Date of Closing. Each of such payments shall be paid by certified or bank cashier's check (or by wire transfer of immediately available funds) to Seller's or Shareholder's designated account designated at least three (3) business days prior to each respective payment date.

     9. Entire Agreement. This Agreement together with the Asset Purchase Agreement, and any other agreements contemplated thereby, contain the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, oral or written, among the parties hereto and thereto with respect to the subject matter hereof and thereof.

     10. Amendment; Waiver. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all of the parties and then such waiver shall only be effective in the specific instance and for the specific purpose for which it was given.

     11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representative(s), successors and permitted assigns, but nothing in this Agreement shall be construed as an authorization or right of the Seller or the Shareholder to assign their respective rights or delegate their respective duties under this Agreement without the prior written consent of the Purchaser (which consent may be withheld by Purchaser at its sole discretion). The foregoing shall not be construed to limit in any way the right of the Shareholder and the Seller to assign, transfer, pledge, or otherwise convey their rights to receive payment under this Agreement.

     12. Governing Law. This Agreement shall be construed, governed by and enforced in accordance with the laws of the State of Michigan, without giving effect to the principles of conflicts of laws thereof.

     13. Headings. The headings to the paragraphs of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, amplify or aid in the interpretation of the provisions hereof.

     14. Severability. The provisions of this Agreement shall be deemed severable and if any portion hereof shall be held invalid, illegal or unenforceable for any reason by a court of competent jurisdiction, the remainder shall not thereby be invalidated but shall remain in full force and effect.

     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

     16. Incorporation of Recitals. The Recitals to this Agreement are hereby incorporated by reference and made a part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

                               PURCHASER:

                               VALASSIS PRIVATE DELIVERY, INC.

                               By /s/ Barry P. Hoffman, Esq.
                                  Name:  Barry P. Hoffman, Esq.
                                  Title: Secretary

                               SHAREHOLDER:

                               /s/ Phillip D. Miller
                                   Phillip D. Miller

                               SELLER:

                               ALTERNATE MARKETING NETWORKS, INC.

                               /s/ Phillip D. Miller, CEO
                                   Phillip D. Miller